April 27, 2020

U.S. Department of Health and Human Services

200 Independence Avenue SW

Washington, DC 20201

Office of the Assistant Secretary for Preparedness and Response (ASPR) and Biomedical Advanced Research and Development Authority (BARDA):

It is our understanding that Generex Biotechnology is working with the HHS, ASPR, BARDA, and other government agencies to develop the Ii-Key-SARS-CoV-2 peptide vaccine with the goal to begin mass vaccination in the Fall of 2020. This will the development and scale-up of GMP manufacturing processes and systems to meet the demand of a national COVID-19 vaccination program. The demand for a coronavirus vaccine in the U.S. is expected to exceed 200 million doses.

On behalf of Corden Pharma., please accept this letter as notice of our intent to support Generex Biotechnology and BARDA's efforts to develop the Ii-Key-SARS-CoV-2/COVID-19 vaccine. Although we cannot commit financial support or in-kind services, we are eager to provide regulatory, manufacturing, and CMC expertise. We recognize the urgent need for vaccine development and are committed to partnering with Generex Biotechnology and BARDA to make it a reality.

Sincerely,

Brian McCudden

President & CEO

Corden Pharma Colorado, Inc.